Exhibit 3.3

MAJESCO

AMENDED AND RESTATED BYLAWS

Dated June 22, 2015

Article I

CORPORATE MANAGEMENT

The business and affairs of Majesco (the “Corporation”) shall be managed, and all corporate powers shall be exercised by or under the direction of the board of directors of the Corporation (the “Board”), subject to the Articles of Incorporation and the General Corporation Law of the State of California (the “General Corporation Law”).

Article II

OFFICERS

1.   Designation.   The officers of the Corporation (i) shall consist of a Chief Executive Officer, President, Chief Financial Officer and Secretary and (ii) may consist of a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, and such other officers with such titles and duties as the Board may from time to time elect. In addition to any such appointments that may be made by the Board, the Chairman (as defined below), if an executive officer, shall also have the authority to appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions as the Chairman, if an executive officer, determines to be advisable. Any two or more offices may be held by the same person.

2.   Term.   The officers of the Corporation shall be elected by the Board and serve at the pleasure of the Board and shall hold office until their resignation, removal or other disqualification from service, or until their successors are duly elected. Any officer may be removed from office at any time, with or without cause, by the vote of a majority of the total number of Directors. The Board may fill vacancies or elect new officers at any time. In the case of Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions, the Chairman, if an executive officer, may also remove any officers from such offices at any time, with or without cause.

3.   Chief Executive Officer.   The Chief Executive Officer of the Corporation shall be the general manager and chief executive officer of the Corporation, subject to the control of the Board, and as such shall direct the overall business, affairs and operations of the Corporation, shall have general supervision of the officers of the Corporation and shall have all such other authority as is incident to such office.

4.   President.   The duties of the President of the Corporation shall include, but not be limited to, assisting the Chief Executive Officer (to the extent the President is not also the Chief Executive Officer) in directing the overall business, affairs and operations of the Corporation.

5.   Chief Operating Officer.   The duties of the Chief Operating Officer of the Corporation shall include, but not be limited to, directing the day-to-day business, affairs and operations of the Corporation, under the supervision of the Chief Executive Officer and (to the extent the Chief Executive Officer is not also the President) the President.

6.   Vice Presidents.   The Vice Presidents, one of whom shall be the chief financial officer, shall have such duties as the Chief Executive Officer or the Board shall designate and shall have all such other authority as is incident to such office.

7.   Chief Financial Officer.   The Chief Financial Officer shall be responsible for the overall management of the financial affairs of the Corporation, and shall have all such other authority as is incident to such office.

8.   Secretary and Assistant Secretary.   The Secretary shall attend all meetings of the shareholders and the Board, keep a true and accurate record of the proceedings of all such meetings and attest the same by his or her signature, have charge of all books, documents and papers which appertain to the office, have custody of the corporate seal and affix it to all papers and documents requiring sealing, give all notices of meetings, and have and perform all other duties usually appertaining to the office and all duties designated by the Bylaws, the Chief Executive Officer or the Board. In the absence of the Secretary, any Assistant Secretary may perform the duties and shall have the powers of the Secretary.

9.   Treasurer and Assistant Treasurer.   The Treasurer shall perform all duties usually appertaining to the office and all duties designated by the Chief Executive Officer or the Board. In the absence of the Treasurer, any Assistant Treasurer may perform the duties and shall have all the powers of the Treasurer.

10.   Controller and Assistant Controller.   The Controller shall be responsible for establishing financial control policies for the Corporation and shall perform all duties usually appertaining to the office and all duties designated by the Chief Executive Officer or the Board. In the absence of the Controller, any Assistant Controller may perform the duties and shall have all the powers of the Controller.

Article III

DIRECTORS

1.   Number.   The Board shall consist of not less than 6 nor more than 9 Directors. The exact authorized number of Directors shall be fixed from time to time, within the limits specified, by approval of the Board or the shareholders. A reduction of the authorized number of Directors shall not shorten the term of any incumbent Director or remove any incumbent Director prior to the expiration of such Director’s term of office.

2.   Election.   In any election of Directors of the Corporation that is not an uncontested election, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of Directors to be elected by those shares, shall be elected and votes against the Director and votes withheld shall have no legal effect.

In any uncontested election of Directors of the Corporation, approval of the shareholders (as defined in Section 153 of the General Corporation Law) shall be required to elect a Director. If an incumbent Director fails to be elected by approval of the shareholders in an uncontested election then, unless the incumbent Director has earlier resigned, the term of the incumbent Director shall end on the date that is the earlier of  (a) 90 days after the date on which the voting results of the election are determined pursuant to Section 707 of the General Corporation Law or (b) the date on which the Board selects a person to fill the office held by that Director in accordance with Article III, Section 3 of these Bylaws and Section 305 of the General Corporation Law.

An “uncontested election” means an election of Directors of the Corporation in which the number of candidates for election does not exceed the number of Directors to be elected by the shareholders at that election, determined (a) in the case of an Annual Meeting of shareholders at the expiration of the time fixed under Section l(b) of Article V of these Bylaws requiring advance notification of Director candidates or (b) in the case of a Special Meeting of shareholders, at the date notice is given of the meeting or a time fixed by the Board that is not more than 14 days before that notice is given.

3.   Vacancies.   Vacancies in the Board may be filled as set forth in the Articles of Incorporation.

4.   Removal.   The entire Board of Directors or any individual Director may be removed from office with or without cause by an affirmative vote of shareholders holding a majority of the outstanding shares entitled to vote. If at any time a class or series of shares is entitled to elect one or more Directors under authority granted by the Articles of Incorporation, the provisions of this Section 4 shall apply to the vote of that class or series and not to the vote of the outstanding shares as a whole.

5.   Resignation.   Any Director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

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6.   Compensation.   Members of the Board shall receive such compensation and reimbursement of expenses as the Board may from time to time determine.

7.   Regular Meetings.   A regular meeting of the Board shall be held immediately after each Annual Meeting of shareholders. Other regular meetings of the Board shall be held on such dates and at such times and places as may be designated by resolution of the Board. Notice of regular meetings of the Board need not otherwise be given to Directors.

8.   Special Meetings.   Special Meetings of the Board may be called at any time by the Chairman, the Lead Director, and the Chief Executive Officer, the President or a majority of the authorized number of Directors. Notice shall be given to each Director of the date, time and place of each Special Meeting of the Board. If given by mail, such notice shall be mailed to each Director at least four days before the date of such meeting. If given personally or by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), telegraph, facsimile, electronic mail or other electronic means, such notice shall be given to each Director at least 48 hours before the time of such meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director.

9.   Quorum.   A majority of the authorized number of Directors shall be necessary to constitute a quorum for the transaction of business, and, except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, every act or decision of a majority of the Directors present at a meeting at which a quorum is present shall be valid as the act of the Board, provided that a meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for such meeting. A majority of Directors present at any meeting, in the absence of a quorum, may adjourn to another time.

10.   Action Upon Consent.   Any action required or permitted to be taken by the Board may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action.

11.   Tele-conference, Video Participation.   Members of the Board may participate in a meeting through use of conference telephone or electronic video screen communication, so long as all members participating in the meeting can hear one another. Such participation constitutes presence in person at the meeting.

12.   Directors Emeritus.   The Board may from time to time elect one or more Directors Emeritus. Each Director Emeritus shall have the privilege of attending meetings of the Board, upon invitation of the Chairman, the Chief Executive Officer or the President. No Director Emeritus shall be entitled to vote on any business coming before the Board or be counted as a member of the Board for any purpose whatsoever.

13.   Lead Director.   The Board may from time to time appoint a Lead Director who shall not be an officer of the Corporation and who will have such duties as determined by the Board or as provided in these Bylaws.

14. Chairman of the Board. The Board may designate one of its members to act as Chairman of the Board or Executive Chairman of the Board (each, a “Chairman”). The Chairman, if there is one, shall have the power to: (i) provide advice and counsel to the Chief Executive Officer, the President and other members of senior management in areas such as corporate and strategic planning and policy, acquisitions, major capital expenditures and other areas requested by the Board; (ii) preside at all meetings of the Board; and (iii) in general, perform all duties as may be prescribed by these Bylaws or assigned to such person by the Board from time to time. The Chairman may be an executive officer of the Company, but is not required to be an executive officer of the Company.

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Article IV

COMMITTEES

1.   Committees.   The Board may appoint one or more committees, each consisting of two or more Directors, to serve at the pleasure of the Board. The Board may delegate to such committees any or all of the authority of the Board except with respect to:

(a)   The approval of any action which also requires the approval of the shareholders or approval of the outstanding shares;

(b)   The filling of vacancies on the Board or on any committee;

(c)   The fixing of compensation of the Directors for serving on the Board or on any committee;

(d)   The amendment or repeal of bylaws or the adoption of new bylaws;

(e)   The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

(f)    A distribution to the shareholders, except at a rate, in a periodic amount or within a price range set forth in the Articles of Incorporation or determined by the Board; and

(g)   The appointment of other committees of the Board or the members thereof.

Any such committee, or any member, must be appointed by resolution adopted by a majority of the exact number of authorized Directors as specified in Section 1 of Article III.

2.   Notice of Meetings.   Unless the Board shall establish different requirements for the giving of notice of committee meetings, notice of each meeting of any committee of the Board shall be given to each member of such committee, and the giving of such notice shall be subject to the same requirements as the giving of notice of Special Meetings of the Board, except that notice of regular meetings of any committee for which the date, time and place has been previously designated by resolution of the committee need not otherwise be given to members of the Committee.

3.   Conduct of Meetings.   The provisions of these Bylaws with respect to the conduct of meetings of the Board shall govern the conduct of committee meetings. Written minutes shall be kept of all committee meetings.

Article V

SHAREHOLDER MEETINGS

1.   Annual Meeting.

(a)   An Annual Meeting of shareholders shall be held each year on such date and at such time as may be designated by resolution of the Board.

(b)   At an Annual Meeting of shareholders, only such business shall be conducted as shall have been properly brought before the Annual Meeting. To be properly brought before an Annual Meeting, business must be (i) specified in the notice of the Annual Meeting (or in any supplement or amendment thereto) given by or at the direction of the Board, (ii) brought before the Annual Meeting by or at the direction of the Board or by the Chairman, Chief Executive Officer or Lead Director, or (iii) otherwise properly brought before the Annual Meeting by a shareholder. For business to be properly brought before an Annual Meeting by a shareholder, including the nomination of any person (other than a person nominated by or at the direction of the Board) for election to the Board, the shareholder must have given timely and proper written notice to the Secretary of the Corporation. To be timely, the shareholder’s written notice must be received at the principal executive office of the Corporation not less than 90 nor more than 120 days in advance of the date corresponding to the date of the last Annual Meeting of shareholders; provided, however, that in the event the Annual Meeting to which the shareholder’s written notice relates is to be held on a date that differs by more than 60 days from the date of the last Annual Meeting of shareholders, the shareholder’s written notice to be timely must be

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so received not later than the close of business on the tenth day following the date on which public disclosure of the date of the Annual Meeting is made or given to shareholders. In no event shall any adjournment of an Annual Meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely written notice for business to be properly brought before the Annual Meeting by a shareholder as described in this Section l(b).

To be proper, the shareholder’s written notice must set forth as to each matter the shareholder proposes to bring before the Annual Meeting (v) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (w) the text of the proposal or business to be brought before the Annual Meeting (including the text of any resolutions proposed for consideration), (x) the name and address of the shareholder as they appear on the Corporation’s books, (y) the class and number of shares of the Corporation that are beneficially owned by the shareholder or any of its shareholder Associated Persons (as defined below), and a description of any and all Disclosable Interests (as defined below) held by the shareholder or any of its shareholder Associated Persons or to which any of them is a party, and (z) any material interest of the shareholder or any of its shareholder Associated Persons in such business and such other information concerning the shareholder and such item of business as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies in support of the item of business proposed to be brought before the Annual Meeting; provided, however, that the disclosures required by this Section l(b) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.

In addition, if the shareholder’s written notice relates to the nomination at the Annual Meeting of any person for election to the Board, such notice to be proper must also set forth (A) the name, age, business address and residence address of each person to be so nominated, (B) the principal occupation or employment of each such person, (C) the number of shares of capital stock of the Corporation beneficially owned by each such person, and a description of any and all Disclosable Interests held by each such person or to which each such person is a party, (D) a description of all arrangements, understandings or compensation between or among any of  (i) such shareholder, (ii) each nominee, (iii) each such shareholder Associated Person, and (iv) any other person or persons (naming such person or persons), in each case relating to the nomination or pursuant to which the nomination or nominations are to be made by such shareholder and/or relating to the candidacy or service of the nominee as a Director of the Corporation, (E) such other information concerning each such person as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such person as a Director, and must be accompanied by a consent, signed by each such person, to serve as a Director of the Corporation if elected, and (F) if any such nominee or the shareholder nominating the nominee or any such shareholder Associated Person expresses an intention or recommendation that the Corporation enter into a strategic transaction, any material interest in such transaction of each such proposed nominee, shareholder or shareholder Associated Person, including without limitation any equity interests or any Disclosable Interests held by each such nominee, shareholder or shareholder Associated Person in any other person the value of which interests could reasonably be expected to be materially affected by such transaction. To be proper notice, the shareholder’s notice must also include a written questionnaire completed by the proposed nominee with respect to the background and qualifications of such proposed nominee (which form of questionnaire shall be provided by the Secretary upon written request).

(c)   In addition, to be a proper and timely written notice to the Secretary, a shareholder providing notice of any business (including the nomination of any person for election to the Board) proposed to be made at an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article V, Section 1 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement (or, if applicable, written confirmation that the information provided in such notice is still true and correct as of the applicable date) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after

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the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed (in the case of the update and supplement required to be made as often (10) business days prior to the meeting or any adjournment or postponement thereof). A shareholder, in his or her initial written notice of any business to the Secretary, shall confirm his or her intention to update and supplement such notice as required herein.

(d)   The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare at the meeting whether business was not properly and timely brought before the meeting in accordance with the provisions of this Article V, Section 1 and if the presiding officer should so determine, he or she shall so declare at the meeting that any such business not properly and timely brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Article V, Section 1, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the Annual Meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(e)   Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act’) (or any successor provision of law). Notwithstanding anything in these Bylaws to the contrary, except for proposals properly and timely made in accordance with Rule 14a-8 under the Exchange Act (or any successor provision of law) and included in the notice of Annual Meeting given by or at the direction of the Board, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Article V, Section 1.

(f)   As used in this Article V, Section 1, “shareholder Associated Person” shall mean (i) the beneficial owner or beneficial owners on whose behalf the written notice of business proposed to be brought before the Annual Meeting is made, if different from the shareholder proposing such business, and (ii) each “affiliate” or “associate” (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of each such shareholder or beneficial owner.

(g)   As used in this Article V, Section 1, “Disclosable Interests” shall mean any agreement, arrangement or understanding (including but not limited to any derivatives, swaps, long or short positions, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that is held or has been entered into, directly or indirectly, by or on behalf of such shareholder, the nominee proposed by such shareholder, as applicable, or any such shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, provide the opportunity to profit from share price changes to, or increase or decrease the voting power of, such shareholder, proposed nominee, as applicable, or any such shareholder Associated Person, with respect to shares of stock of the Corporation; provided, however, that Disclosable Interests shall not include any such disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.

(h)   For purposes of this Article V, to be considered a “qualified representative” of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the applicable Annual Meeting or Special Meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the applicable Annual Meeting or Special Meeting.

2.   Special Meetings.   Special Meetings of the shareholders for any purpose whatsoever may be called at any time by the Chairman, the Chief Executive Officer, the President or the Board, or by one or more

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shareholders holding not less than twenty percent (20%) of the voting power of the Corporation. The person or persons calling any such meeting shall concurrently specify (i) the purpose of such Special Meeting, (ii) the business proposed to be transacted at such Special Meeting and the reasons for conducting such business at the meeting, and (iii) the text of the proposal or business to be brought before the Special Meeting (including the text of any resolutions proposed for consideration). In connection with any Special Meeting called in accordance with the provisions of this Article V, Section 2, upon request in writing sent pursuant to Section 601(c) of the General Corporation Law (or any successor provision) by the person or persons calling such meeting (to be in proper form, such request, if sent by a shareholder or shareholders, shall include information comparable to that required by Article V, Sections l(b) and l(c) of these Bylaws), it shall be the duty of the Secretary of the Corporation, subject to the immediately succeeding sentence, to cause notice of such meeting to be given in accordance with Article V, Section 4 of these Bylaws as promptly as reasonably practicable and, in connection therewith, to establish the place and, subject to Section 601(c) of the General Corporation Law (or any successor provision), the date and hour of such meeting. Within five (5) business days after receiving such a request from a shareholder or shareholders of the Corporation, the Board shall determine whether such shareholder or shareholders have properly satisfied the requirements for calling a Special Meeting of the shareholders in accordance with the provisions of this Article V, Section 2 and shall notify the requesting party or parties of its finding. Notwithstanding the foregoing provisions of this Article V, Section 2, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the Special Meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

3.   Place of Meetings.   All meetings of the shareholders shall be held at the principal office of the Corporation in New Jersey, or at such other locations as may be designated by the Board.

4.   Notice of Meetings.   Written notice shall be given to each shareholder entitled to vote of the date, time, place and general purpose of each meeting of shareholders. Notice may be given personally, or by mail, or by telegram, or by electronic transmission as set forth in the California Corporations Code, charges prepaid, to the shareholder’s physical or electronic address appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice. If a shareholder supplies no address to the Corporation, notice shall be deemed to be given if mailed to the place where the principal office of the Corporation is situated, or published at least once in some newspaper of general circulation in the county of said principal office. Notice of any meeting shall be sent to each shareholder entitled thereto not less than 10 nor more than 60 days before such meeting.

5.   Record Dates; Voting.   The Board may fix a time in the future not less than 10 nor more than 60 days preceding the date of any meeting of shareholders or the solicitation of written consents, or not more than 60 days preceding the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or to consent in writing to any action or entitled to receive any such dividend or distribution, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares. In such case, only shareholders of record at the close of business on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive such dividend, distribution or an allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed as aforesaid. The Board may close the books of the Corporation against any transfer of shares during the whole or any part of such period.

6.   Quorum.   At any shareholders’ meeting a majority of the shares entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business, but a majority of the shares present, or represented by proxy, though less than a quorum, may adjourn the meeting to some other date, and from day to day or from time to time thereafter until a quorum is present.

7.   Confidential Voting.   Each shareholder of the Corporation shall be entitled to elect voting confidentiality as provided in this Section on all matters submitted to shareholders by the Board and each form of proxy, consent, ballot or other written voting instruction distributed to the shareholders shall

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include a check box or other appropriate mechanism by which shareholders who desire to do so may so elect voting confidentiality. All inspectors of election, vote tabulators and other persons appointed or engaged by or on behalf of the Corporation to process voting instructions (none of whom shall be a Director or officer of the Corporation or any of its affiliates) shall be advised of and instructed to comply with this Section and, except as required or permitted hereby, not at any time to disclose to any person (except to other persons engaged in processing voting instructions), the identity and individual vote of any shareholder electing voting confidentiality; provided, however, that voting confidentiality shall not apply and the name and individual vote of any shareholder may be disclosed to the Corporation or to any person (i) to the extent that such disclosure is required by applicable law or is appropriate to assert or defend any claim relating to voting or (ii) with respect to any matter for which votes of shareholders are solicited in opposition to any of the nominees or the recommendations of the Board unless the persons engaged in such opposition solicitation provide shareholders of the Corporation with voting confidentiality (which, if not otherwise provided, will be requested by the Corporation) comparable in the opinion of the Corporation to the voting confidentiality provided by this Section.

8.   Conduct of Meeting.   The Chairman, or if the Chairman is unavailable, the President, or if the Chairman and the President are unavailable, such other officer of the Corporation designated by the Board, will call meetings of the shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by (i) imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxies) who may attend any such shareholders’ meeting, (ii) ascertaining whether any shareholder or his or her proxy may be excluded from any meeting of the shareholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and (iii) determining the circumstances in which any person may make a statement or ask questions at any meeting of the shareholders.

9.   Action by Written Consents.   Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unless the consents of all shareholders entitled to vote have been solicited in writing, the Corporation shall provide notice of any shareholder approval obtained without a meeting by less than unanimous written consent to those shareholders entitled to vote but who have not yet consented in writing at least 10 days before the consummation of the following actions authorized by such approval (or such longer period as may be required by law, regulation, rule or listing standard): (a) contracts between the Corporation and any of its Directors or with any shareholder that beneficially owns (as defined pursuant to rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) 15% or more of the Corporation’s voting stock; (b) indemnification of any person; (c) reorganization of the Corporation; (d) distributions to shareholders upon the winding-up of the affairs of the Corporation; or (e) amendments to the articles of incorporation. “Voting stock” shall mean stock ordinarily entitled to vote for the election of directors. In addition, the Corporation shall provide, to those shareholders entitled to vote who have not consented in writing, prompt notice of the taking of any other corporate action approved by the shareholders without a meeting by less than unanimous written consent. All notices given hereunder shall conform to the requirements of these Bylaws and applicable law. When written consents are given with respect to any shares, they shall be given by and accepted from the persons in whose names such shares stand on the books of the Corporation at the time such respective consents are given, or their proxies. Any shareholder giving a written consent (including any shareholder’s proxy holder, or a transferee of the shares or a personal representative of the shareholder, or their respective proxy holders) may revoke the consent by a writing. This writing must be received by the Corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the Corporation. Such revocation is effective upon its receipt by the Secretary of the Corporation. Notwithstanding anything herein to the contrary, and subject to Section 305(b) of the California Corporations Code, Directors may not be elected by written consent of shareholders except by unanimous written consent of all shares entitled to vote for the election of Directors.

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Article VI

CERTIFICATES FOR SHARES

1.   Form.   Certificates for shares of the Corporation shall state the name of the registered holder of the shares represented thereby, and shall be signed by the Chairman, the Chief Executive Officer, the President or a Vice President, and by the Secretary or an Assistant Secretary. Any such signature may be by facsimile thereof.

2.   Surrender.   Upon a surrender to the Secretary, or to a transfer agent or transfer clerk of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the party entitled thereto, cancel the old certificate and record the transaction upon its books.

3.   Right of Transfer.   When a transfer of shares on the books is requested and there is a reasonable doubt as to the rights of the persons seeking such transfer, the Corporation, or its transfer agent or transfer clerk, before entering the transfer of the shares on its books or issuing any certificate therefor, may require from such person reasonable proof of his or her rights, and if there remains a reasonable doubt in respect thereto, may refuse a transfer unless such person shall give adequate security or a bond of indemnity executed by a corporate surety, or by two individual sureties, satisfactory to the Corporation as to form, amount and responsibility of sureties.

4.   Conflicting Claims.   The Corporation shall be entitled to treat the holder of record of any shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or ther notice thereof, save as expressly provided by the laws of the State of California.

5.   Loss, Theft and Destruction.   In the case of the alleged loss, theft or destruction of any certificate for shares, another may be issued in its place as follows: (a) the owner of the lost, stolen or destroyed certificate shall file with the transfer agent of the Corporation a duly executed Affidavit of Loss and Indemnity Agreement and Certificate of Coverage, accompanied by a check representing the cost of the bond as outlined in any blanket lost securities and administration bond previously approved by the Directors of the Corporation and executed by a surety company satisfactory to them, which bond shall indemnify the Corporation, its transfer agents and registrars; or (b) the Board may, in its discretion, authorize the issuance of a new certificate to replace a lost, stolen or destroyed certificate on such other terms and conditions as it may determine to be reasonable.

Article VII

INDEMNIFICATION

1.   Definitions.   For the purposes of this Article, “agent of the Corporation” means any person (other than a Director or Officer of the Corporation) who (i) is or was an agent or employee of the Corporation, or (ii) is or was serving at the request of the Corporation as an agent or employee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) was an agent or employee of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (iv) is or was an agent or employee of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “Director or Officer of the Corporation” means any person who (i) is or was a director or officer of the Corporation, or (ii) is or was serving at the request of the Corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) is or was a director or officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iv) was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (v) is or was a director or officer of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary

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or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative; and “expenses” includes, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification under Sections 4 or 5(d) of this Article.

2.   Indemnification for Third Party Actions.   The Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was a Director or Officer of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful.

3.   Indemnification for Derivative Actions.   The Corporation shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or Officer of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its shareholders. The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its shareholders. No indemnification shall be made under this Section: (a) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation in the performance of such person’s duty to the Corporation and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (b) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

4.   Successful Defense.   Notwithstanding any other provision of this Article, to the extent that a Director or Officer of the Corporation has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of a proceeding or action without admission of liability) in defense of any proceeding referred to in Sections 2 or 3 of this Article, or in defense of any claim, issue or matter therein, the Director or Officer of the Corporation shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the Director or Officer in connection therewith.

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5.   Indemnification Determination.   Except as provided in Section 4, any indemnification under Section 3 of this Article shall be made by the Corporation only if authorized in the specific case, upon a determination that indemnification of the Director or Officer of the Corporation or agent of the Corporation is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 3, by (a) a majority vote of a quorum consisting of Directors who are not parties to such proceeding; (b) if such a quorum of Directors is not obtainable, by independent legal counsel in a written opinion; (c) approval by the affirmative vote of a majority of the shares of this Corporation represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of holders of a majority of the outstanding shares which would be entitled to vote at such meeting and, for such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote; or (d) the court in which such proceeding is or was pending, upon application made by the Corporation, such Director or Officer or agent, or the attorney or other person rendering services in connection with the defense, whether or not such application by said Director or Officer or agent, attorney or other person is opposed by the Corporation.

6.   Advancement of Expenses.   Expenses incurred by a Director or Officer of the Corporation in defending any proceeding shall be advanced by the Corporation (and if otherwise authorized by the Board, expenses incurred by an agent of the Corporation in defending any proceeding may be advanced by the Corporation) prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or Officer of the Corporation or agent of the Corporation to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in this Article.

7.   Restriction on Indemnification.   No indemnification or advance shall be made under this Article, except as provided in Sections 4, 5(d) and 6 hereof, in any circumstance where it appears that it would be inconsistent with (a) a provision of the Articles of Incorporation of the Corporation, its bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid which prohibits or otherwise limits indemnification; or (b) any condition expressly imposed by a court in approving a settlement.

8.   Non-Exclusive.   The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnification under this Article shall continue as to a person who has ceased to be a Director or Officer of the Corporation or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of the person.

9.   Expenses as a Witness.   To the extent that any Director or Officer of the Corporation (or, to the extent authorized by the Board, any agent of the Corporation) is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

10.   Corporation.   For the purposes of this Article VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger and the corporation which, if its separate existence had continued, would have had power and authority to (or in fact did) indemnify its directors, officers or agents, so that any person who is or was a director, officer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

11.   Insurance.   The Corporation may purchase and maintain directors and officers liability insurance and other liability insurance, at its expense, to protect itself and any Director or Officer of the Corporation or agent of the Corporation or another corporation, partnership, joint venture, trust or other

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enterprise against any expense, liability or loss asserted against or incurred by the person in such capacity or arising out of the Director’s or Officer’s or agent’s status as such, whether or not the Corporation would have the power to indemnify the Director, Officer or agent against such expense, liability or loss under the provisions of this Article or under the General Corporation Law.

12.   Separability.   Each and every paragraph, sentence, term and provision of this Article is separate and distinct so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless have the power to indemnify each Director or Officer of the Corporation, or agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and including an action or suit brought by or in the right of the Corporation, to the fullest extent permissible by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation.

13.   Agreements.   Upon, and in the event of, a determination of the Board to do so, the Corporation is authorized to enter into indemnification agreements with any or all of the Directors or Officers of the Corporation or agents of the Corporation providing for indemnification to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation.

14.   Retroactive Appeal.   In the event this Article is repealed or modified so as to reduce the protection afforded herein, the indemnification provided by this Article shall remain in full force and effect with respect to any act or omission occurring prior to such repeal or modification. The rights of each Director or Officer of the Corporation to indemnification and advancement of expenses in this Article shall be deemed to be contractual rights.

Article VIII

OBLIGATIONS

All obligations of the Corporation, including promissory notes, checks, drafts, bills of exchange, and contracts of every kind, and evidences of indebtedness issued in the name of, or payable to, or executed on behalf of the Corporation, shall be signed or endorsed by such officer or officers, or agent or agents, of the Corporation and in such manner as, from time to time, shall be determined by the Board.

Article IX

CORPORATE SEAL

The corporate seal shall set forth the name of the Corporation, state, and date of incorporation.

Article X

AMENDMENTS

These Bylaws may be amended or repealed as set forth in the Articles of Incorporation.

Article XI

AVAILABILITY OF BYLAWS

A current copy of these Bylaws shall be mailed or otherwise furnished to any shareholder of record within five days after receipt of a request therefor.

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